EXHIBIT 5.1

[Letterhead of Sullivan & Cromwell LLP]

September 23, 2009

Zions Bancorporation,

One South Main Street, 15th Floor,

Salt Lake City, Utah 84133.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $450,000,000 principal amount of 7.75% Senior Notes due September 23, 2014 (the “Securities”) of Zions Bancorporation, a Utah corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, assuming the Securities have been duly authorized, when the Securities have been duly executed and authenticated in accordance with the Indenture relating to the Securities and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

Zions Bancorporation	- 2 -

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Notes” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

SULLIVAN & CROMWELL LLP